NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 11, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 30, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. On September 30, 2024, TE Connectivity plc completed the change in the place of incorporation of the publicly traded parent company of TE Connectivity from Switzerland to Ireland.The change in place of incorporation resulted in each shareholder of TE Connectivity Ltd. receiving one share of TE Connectivity plc, a company incorporated under the laws of Ireland, for each share of TE Connectivity Ltd. held immediately prior to the change in incorporation. The company will continue to trade on the New York Stock Exchange under the symbol TEL. This Form 25 is being filed solely in connection with the discontinuation of trading on the NYSE of TE Connectivity Ltd. (TEL old) and does not affect the continued listing on the NYSE of TE Connectivity plc (TEL new). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 30, 2024.